THIRD AMENDMENT

TO PARTICIPATION AGREEMENT AMONG NORTHERN LIGHTS VARIABLE TRUST,

NORTHERN LIGHTS DISTRIBUTORS, LLC, VALMARK ADVISERS, INC., AND MINNESOTA LIFE INSURANCE COMPANY

This Third Amendment is incorporated in and made a part of the Fund Participation Agreement (the "Agreement") made effective as of the 1st day of May, 2023, by and among Minnesota Life Insurance Company (hereinafter the "Company"), on its own behalf and on behalf of one or more segregated asset accounts of the Company (hereinafter the "Account"), Northern Lights Variable Trust (hereinafter the "Trust"), Northern Lights Distributors, LLC (hereinafter the "Underwriter") and ValMark Advisers, Inc. (hereinafter the "Adviser"). The following terms and conditions amend the terms of the Agreement and, in the case of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Addendum, the language of this Addendum shall control and govern. All capitalized and abbreviated terms defined in the Agreement shall have the same definitions apply in this Addendum.

1.       Schedule A of the Agreement is deleted and replaced with the Schedule A .to this Addendum, attached hereto.

2.      This Addendum may be amended only by written instrument executed by each party hereto.

3.	This Addendum shall be effective as of the date written above.

4.      This Addendum may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Addendum immediately upon signing any counterpart, independently of the signature of any other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their respective officers or authorized representatives as of the day and year first written above.

NORTHERN LIGHTS VARIABLE TRUST

By: /s/Stephanie Shearer

Name: Stephanie Shearer

Title: Secretary

NORTHERN LIGHTS DISTRIBUTORS, LLC

By: /s/Kevin Guerette

Name: Kevin Guerette

Title: President

VALMARK ADVISERS, INC.

By: /s/Michael McClary

Name: Michael McClary

Title: Chief Investment Officer

MINNESOTA LIFE INSURANCE

COMPANY

By: /s/Kristin Ferguson

Name: Kristin Ferguson

Title: VP, CFO & Actuary-Individual Solutions

SCHEDULE A

(as amended effective May 1, 2023) Separate Accounts and Associated Contracts

Separate Account	Contract(s)
Variable Annuity Account (September 10, 1984)	MultiOption Advisor
MultiOption Legend
MultiOption Extra
MultiOption Guide

Minnesota Life Individual Variable Universal Life Account (June 11, 2007)	Variable Universal Life Defender®
Premier Variable Universal Life
Accumulator Variable Universal Life
Variable Universal Life Survivor - SVUL